EXHIBIT 99
Snap-on Incorporated News Release

                               Release: IMMEDIATE

                   Snap-on Lowers Outlook for Second Quarter;
    Initiates Actions to Address Underperforming Operations and Reduce Costs;
                      Estimates Special Charge for Quarter

KENOSHA, Wis. -- June 18, 2001 -- Snap-on Incorporated (NYSE: SNA), a global leader in tools, diagnostics and equipment, announced today that it expects second-quarter 2001 earnings, before special charges, to be approximately $0.40 per share. The revised outlook is primarily due to lower-than-expected sales volumes, margin compression and expenses that were not able to be reduced as fast as sales declined, and continued unfavorable currency translations. In comparison, earnings for the 2000 second quarter were $0.78 per share. Net sales are expected to decline approximately 4% in the quarter compared with the prior year.

The slowdown in economic activity in North America and Europe has resulted in greater uncertainty and an erosion in confidence among many customer segments. In particular, this has impacted the purchase of big-ticket, capital goods-type products such as equipment and large diagnostics. The U.S. dealer business remains sound.

Cash flow, despite lower earnings, is expected to be positive in the quarter, typically a period requiring the seasonal use of cash. Snap-on expects to report a modest reduction in debt levels at the end of the quarter compared with year-end 2000, largely resulting from the success of its ongoing focus to reduce working capital intensity.

Snap-on also announced that it is accelerating activity to significantly reduce costs across the company and is taking immediate action to address structural profitability issues in certain underperforming operations. The company already is proceeding with the closure of two North American equipment facilities to streamline production and distribution. In the second quarter, Snap-on will incur special charges of approximately $18 million to $23 million, or $0.23-$0.29 per share, to cover the expected costs of these and other one-time activities, including costs related to the recent management transition and the termination of a European equipment supplier arrangement. Snap-on expects that approximately 50% of the special charges will be non-cash.

                                     -more-

Snap-on anticipates that market conditions will remain soft going forward. Management believes that the core business is sound and that the actions being taken will further strengthen its worldwide market leadership. The company expects to update its outlook when it announces second-quarter earnings on July 24, 2001.

"Snap-on's management team is taking serious measures to address volume weakness and improve Snap-on's operational fitness," said Dale F. Elliott, Snap-on president and chief executive officer. "We are setting objectives and aligning resources to improve revenues and reduce costs. Ultimately, the discipline we exercise now to improve our earnings performance will enable Snap-on to enhance its market leadership and invest in the significant growth initiatives already under way. For example, the `More Feet on the Street' program to increase the dealer base and provide new opportunities for dealers through second van options, as well as new product introductions, already contribute to the company's bottom line. We are committed to continuing these market initiatives.

"In order to enable Snap-on to achieve profitable growth, we are reviewing all of our businesses and will take further action as necessary to rationalize and reorganize business operations with less-than-satisfactory returns," said Elliott. "While specific actions will not be announced until plans are finalized, reorganization activities have already begun that will drive Snap-on to an improved level of financial performance in the face of continuing soft market conditions worldwide."

A discussion of today's announcement will be broadcast via webcast at www.snapon.com today at 10 a.m. CDT.

Snap-on Incorporated is a leading global developer, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage products, diagnostics software and other solutions for transportation-service, industrial, government, education and agricultural customers, and other commercial applications, including construction and electrical. Products are sold through its franchise dealer van, company direct sales and distributor channels, and the Internet. Founded in 1920, Snap-on is a $2.2 billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 14,000 people worldwide.

                                     -more-

Statements in this news release that are not historical facts, including statements (i) that include the words "believes," "expects," "anticipates," or "estimates" or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, objectives or goals, are forward-looking statements. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that these statements are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Those important factors include the timing and progress with which Snap-on can continue to achieve higher productivity and attain further cost reductions, including the acceleration of expense adjustments in response to revenue changes; Snap-on's ability to adapt to management changes as part of the management succession process, to retain and attract dealers, to integrate Bahco, and to withstand external negative factors including changes in trade, monetary and fiscal policies, laws and regulations, or other activities of governments or their agencies; and the absence of significant changes in the current competitive environment, inflation, energy supply or pricing, supplier disruptions, currency fluctuations or the material worsening of economic and political situations around the world. These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release.

                                      # # #


For additional information, visit www.snapon.com or:

Media contact:                                       Investor contact:
Richard Secor                                        Bill Pfund
262/656-5561                                         262/656-6488